Exhibit (d)(2)

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (“Agreement”) is being entered into as of November 26, 2014 between E2open, Inc., a Delaware corporation (“E2open”) and Insight Venture Partners, LLC (“Insight”).

In order to facilitate the consideration and negotiation of a possible negotiated transaction involving E2open and Insight (or one or more of its affiliates) (E2open and Insight referred to collectively as the “Parties” and individually as a “Party”), each Party has either requested or may request access to certain non-public information regarding the other Party and the other Party’s subsidiaries. (Each Party, in its capacity as a provider of information, is referred to in this Agreement as the “Provider”; and each Party, in its capacity as a recipient of information, is referred to in this Agreement as the “Recipient”.) This Agreement sets forth the Parties’ obligations regarding the use and disclosure of such information and regarding various related matters.

The Parties, intending to be legally bound, acknowledge and agree as follows:

1. Limitations on Use and Disclosure of Confidential Information. Subject to Section 4 below, neither the Recipient nor any of the Recipient’s Representatives (as defined in Section 15 below) will, at any time, directly or indirectly:

(a) make use of any of the Provider’s Confidential Information (as defined in Section 13 below), except for the specific purpose of considering, evaluating, negotiating and implementing a possible negotiated transaction between the Parties; or

(b) disclose any of the Provider’s Confidential Information to any other Person (as defined in Section 15 below).

The Recipient will be liable and responsible for any breach of this Agreement by any of its Representatives and for any other action or conduct on the part of any of its Representatives that is inconsistent with any provision of this Agreement. The Recipient will (at its own expense) take actions necessary to restrain its Representatives from making any unauthorized use or disclosure of any of the Provider’s Confidential Information.

2. Provider Contact Person. Any request by the Recipient or any of its Representatives to review any of the Provider’s Confidential Information must be directed to the individual(s) identified opposite the name of the Provider on EXHIBIT A or any investment banks or outside legal counsel retained by the Provider in connection with the possible transaction (the “Provider Contact Person”). Neither the Recipient nor any of the Recipient’s Representatives will contact or otherwise communicate with any other Representative or employee of the Provider in connection with a possible transaction without the prior written authorization of the Provider Contact Person.

3. No Representations by Provider. The Provider Contact Person will have the exclusive authority to decide what Confidential Information (if any) of the Provider is to be made available to the Recipient and its Representatives. Neither the Provider nor any of the Provider’s Representatives will be under any obligation to make any particular Confidential Information of the Provider available to the Recipient or any of the Recipient’s Representatives or to supplement or update any Confidential Information of the Provider previously furnished. Neither the Provider nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any of the Provider’s Confidential Information, and neither the Provider nor any of its Representatives will have any liability to the Recipient or to any of the Recipient’s Representatives on any basis (including, without limitation, in contract, tort or under United States federal or state securities laws or otherwise) relating to or resulting from the use of any of the Provider’s Confidential Information or any inaccuracies or errors therein or omissions therefrom. The Recipient and its Representatives are not entitled to, and will not, rely on the accuracy or completeness of any of the Provider’s Confidential Information. Only those representations and warranties (if any) that are included in any final definitive written agreement that provides for the consummation of a negotiated transaction between the Parties (or one or more of their respective affiliates) and is validly executed on behalf of the Parties or such affiliates (a “Definitive Agreement”) will have legal effect. For purposes of this Agreement, the term “Definitive Agreement” does not include an executed letter of intent, term sheet or any other preliminary written agreement (whether or not binding in whole or in part). The Provider and its Representatives expressly disclaim any duty (express or implied) to update, supplement or correct any of the Provider’s Confidential Information regardless of the circumstances.

4. Permitted Disclosures.

(a) Notwithstanding the limitations set forth in Section 1 above:

(i) the Recipient may disclose Confidential Information of the Provider if and to the extent that the Provider consents in writing to the Recipient’s disclosure thereof, provided such consent is sought prior to any such disclosure;

(ii) subject to Section 4(b) below, the Recipient may disclose Confidential Information of the Provider to any Representative of the Recipient, but only to the extent such Representative (A) reasonably needs to know such Confidential Information for the purpose of evaluating, negotiating or implementing a possible negotiated transaction between the Parties (or one or more of their affiliates), and (B) has been provided with a copy of this Agreement and has agreed to abide and be bound by the provisions hereof or is otherwise bound by confidentiality obligations at least as restrictive as those contained in this Agreement; and

(iii) subject to Section 4(c) below, the Recipient may disclose Confidential Information of the Provider to the extent required by applicable law or governmental regulation or by valid legal process.

(b) If the Recipient or any of the Recipient’s Representatives is required by law or governmental regulation or by subpoena or other valid legal process to disclose any of the Provider’s Confidential Information to any Person, then the Recipient will, to the extent not prohibited by law, promptly provide the Provider with written notice of the applicable law, regulation or process so that the Provider may seek a protective order or other appropriate remedy. The Recipient and its Representatives will reasonably cooperate with the Provider and the Provider’s Representatives in any attempt by the Provider to obtain any such protective order or other remedy. If the Provider elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Recipient disclose Confidential Information of the Provider, then the Recipient may disclose such Confidential Information to the extent required; provided, however, that the Recipient and its Representatives will use their reasonable best efforts to ensure that such Confidential Information is treated confidentially by each Person to whom it is disclosed. Notwithstanding the foregoing, Recipient and its Representatives (a) may disclose Confidential Information in connection with routine supervisory audit or regulatory examinations (including, without limitation, by regulatory or self-regulatory bodies) to which they are subject in the course of their respective businesses without liability hereunder and (b) shall not be required to provide notice to any party in the course of any such routine supervisory audit or regulatory examination, provided that such routine audit or examination does not specifically target the Provider or the Confidential Information.

5. Return of Confidential Information. Upon the Provider’s written request, the Recipient and the Recipient’s Representatives will promptly deliver to the Provider any of the Provider’s Confidential Information (and all copies thereof) obtained or possessed by the Recipient or any of the Recipient’s Representatives; provided, however, that, in lieu of delivering to the Provider any written materials containing Confidential Information of the Provider, the Recipient may destroy such written materials and deliver to the Provider written confirmation of their destruction. Notwithstanding the foregoing, Recipient and its Representatives shall (i) be permitted to retain copies of the Confidential Information in accordance with policies and procedures implemented by Recipient or such Representatives, as the case may be, in order to comply with applicable law, regulation or professional standards, or for actual or anticipated litigation, and (ii) not be required to destroy any computer records or files containing Confidential Information that have been created pursuant to archiving and back-up procedures. Notwithstanding the delivery to the Provider (or the destruction by the Recipient) of Confidential Information of the Provider pursuant to this Section 5, the Recipient and its Representatives will continue to be bound by their confidentiality obligations and other obligations under this Agreement.

6. Limitation on Soliciting Employees. During the 12 month period commencing on the date of this Agreement, Insight agrees that it will not and will not permit any of its Representatives or any direct or indirect subsidiary of Insight to solicit for employment with Insight or with any of its direct or indirect subsidiaries any employee of the E2open or any subsidiary of E2open; provided, however, that this Section 6 will not prevent Insight or its direct or indirect subsidiaries from causing to be placed any general advertisement or similar notice that is not targeted specifically at employees of the E2open or its subsidiaries.

7. Standstill Provision for E2open.

(a) During the 12 month period commencing on the date of this Agreement (the “Standstill Period”), neither Insight nor any of Insight’s Representatives on behalf of Insight will, in any manner, directly or indirectly:

(i) make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of E2open or any securities (including derivatives thereof) of any subsidiary or other affiliate of E2open, (ii) any acquisition of any assets of E2open or any assets of any subsidiary, division or other affiliate of E2open, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving E2open or any subsidiary or other affiliate of E2open or involving any securities or assets of E2open or any securities or assets of any subsidiary, division or other affiliate of E2open, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of E2open;

(ii) form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of E2open or any subsidiary or division of E2open;

(iii) act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of E2open;

(iv) take any action that might require E2open to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this sentence;

(v) agree or offer to take, or seek, encourage or propose (publicly or otherwise) the taking of, any action referred to in clause “(a)”, “(b)”, “(c)” or “(d)” of this sentence;

(vi) assist, induce or encourage any other Person to take any action of the type referred to in clause “(i)”, “(ii)”, “(iii)”, “(iv)” or “(v)” of this sentence; or

(vii) enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing.

(b) Notwithstanding anything herein to the contrary, nothing in this Section 7 shall restrict Insight from making any proposal regarding a transaction directly to the board of directors of E2open on a confidential basis if such proposal would not reasonably be expected to require E2open to make a public announcement regarding this Agreement, a transaction or any of the matters described in this Section 7.

(c) In the event that E2open enters into a definitive agreement with any other person involving an acquisition of a majority of the outstanding securities (by way of merger, or otherwise) or all or substantially all of the assets of E2open to a third party or such transaction has been publicly announced, Insight shall be released from any and all of the restrictions and obligations contained in this Section 7.

8. No Obligation to Pursue Transaction. Unless the Parties enter into a Definitive Agreement, no agreement providing for a transaction involving either of the Parties will be deemed to exist between the Parties, and neither Party will be under any obligation to negotiate or enter into any such agreement or transaction with the other Party. Each Party reserves the right, in its sole discretion: (a) to conduct any process it deems appropriate with respect to any transaction or proposed transaction involving such Party and to modify any procedures relating to any such process without giving notice to the other Party or any other Person; (b) to reject any proposal made by the other Party or any of the other Party’s Representatives with respect to a transaction involving such Party; and (c) to terminate discussions and negotiations with the other Party at any time. Each Party recognizes that, except as expressly provided in any binding written agreement between the Parties that is executed on or after the date of this Agreement: (i) the other Party and its Representatives will be free to negotiate with, and to enter into any agreement or transaction with, any other interested party; and (ii) such Party will not have any rights or claims against the other Party or any of the other Party’s Representatives arising out of or relating to any transaction or proposed transaction involving the other Party.

9. No Waiver. No failure or delay by either Party or any of its Representatives in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement. No provision of this Agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of both of the Parties and that refers specifically to the particular provision or provisions being waived or amended.

10. Remedies. Each Party acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by such Party or by any of such Party’s Representatives and that the other Party would suffer irreparable harm as a result of any such breach. Accordingly, each Party will also be entitled to equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of this Agreement by the other Party or any of the other Party’s Representatives. Each Party further agrees not to raise, as a defense or objection to the request or granting of such equitable relief, that any breach of this Agreement is or would be compensable by an award of money damages, and each Party agrees to waive any requirements for the securing or posting of any bond in connection with such remedy. The equitable remedies referred to above will not be deemed to be the exclusive remedies for a breach of this Agreement, but rather will be in addition to all other remedies available at law or in equity to the Parties. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, non-appealable judgment, that either Party or any of its Representatives has breached this Agreement, such Party will pay to the other Party, the reasonable legal fees incurred by the other Party in connection with such litigation (including any appeal relating thereto).

11. Trading in Securities. The Recipient acknowledges and agrees that it is aware (and that the Recipient’s Representatives are aware or will be advised by the Recipient) that Confidential Information being furnished by the Provider may contain material, non-public information regarding the Provider and that the United States securities laws prohibit any Person who has such material, non-public information from purchasing or selling securities of the Provider on the basis of such information or from communicating such information to any Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities on the basis of such information.

12. Successors and Assigns; Applicable Law; Jurisdiction and Venue. This Agreement will be binding upon and inure to the benefit of each Party and their respective heirs, successors and assigns. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws). Each Party: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the State of Delaware purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth opposite the name of such Party at the end of this Agreement shall be effective service of process for any such action, suit or proceeding brought against such Party; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of Delaware; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of Delaware has been brought in an inconvenient forum.

13. Confidential Information. For purposes of this Agreement, the Provider’s “Confidential Information” will be deemed to include the following:

(a) any information (including any technology, know-how, patent application, test result, research study, business plan, budget, forecast or projection) relating directly or indirectly to the business of the Provider, any predecessor entity or any subsidiary or other affiliate of the Provider (whether prepared by the Provider or by any other Person and whether or not in written form) that is or that has at any time been made available to the Recipient or any Representative of the Recipient by or on behalf of the Provider or any Representative of the Provider;

(b) any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the Recipient or any Representative of the Recipient and that contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in clause “(a)” of this sentence;

(c) the existence and terms of this Agreement, and the fact that information of the type referred to in clause “(a)” of this sentence has been made available to the Recipient or any of its Representatives; and

(d) the fact that discussions or negotiations are or may be taking place with respect to a possible transaction involving the Parties, and the proposed terms of any such transaction.

However, the Provider’s “Confidential Information” will not be deemed to include:

(i) any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by the Recipient or by any of the Recipient’s Representatives;

(ii) any information that was in the Recipient’s possession prior to the time it was first made available to the Recipient or any of the Recipient’s Representatives by or on behalf of the Provider or any of the Provider’s Representatives, provided that the source of such information was not and is not known to the Recipient (after reasonable inquiry) to be bound by any contractual or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information;

(iii) any information that becomes available to the Recipient from a source other than the Provider or any of the Provider’s Representatives, provided that such source is not known to the Recipient (after reasonable inquiry) to be bound by any contractual or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information; or

(iv) any information that is developed by or on behalf of the Recipient independently of the disclosure of Confidential Information and without reference to or use of Confidential Information.

14. Co-Bidders and Financing Sources

Without limiting anything in this Agreement, Insight agrees that it will not directly or indirectly (i) approach or team, co-venture, club or otherwise partner with any person or firm that may be interested in participating in a transaction with E2open as a principal, co-investor, co-bidder or financing source, (ii) engage in any discussions which might lead to, or enter into, any agreement, arrangement or understanding with any such person or firm; provided, however, that subject to the written pre-approval of the Company and subject to Section 15(a) below, Insight may contact and/or utilize pre-approved debt financing sources in connection with the potential negotiated transaction between the Parties, (iii) enter into any agreement, arrangement or understanding with any such person or firm to provide Insight or one or more of its affiliates with debt financing (or other potential sources of debt capital) on an exclusive basis, or that would have the effect of preventing, impairing or otherwise limiting the ability of any such person or firm to provide debt financing (or other potential sources of debt capital) to any other person in connection with a transaction involving the Company, (iv) have any discussions or other communications, or enter into any agreements or other arrangements or understandings, with any third party (other than its Representatives) with respect to (A) whether or not Insight will make an offer or proposal to acquire the Company or enter into any other transaction with the Company, or (B) the price that Insight may offer for the Company or any valuation that Insight may ascribe to the Company (either on a stand-alone basis or as a result of any such transaction) or (v) have any formal or informal discussions, or enter into any agreement, arrangement or understanding (whether or not binding), with any stockholder, director, officer or other employee of the Company relating to a transaction with the Company or to the Company (including any direct or indirect parent company or other affiliate thereof) or any of its businesses or operations from and after the consummation of such a transaction, including, without limitation, as to continued equity or other investment interests in the Company (or any direct or indirect parent company or other affiliate thereof), whether by way of a “rollover” of existing investment interests or the making of new investments, or as to employment with or consulting services to the Company (or an direct or indirect parent company or other affiliate thereof).

15. Miscellaneous.

(a) For purposes of this Agreement, a Party’s “Representatives” will be deemed to include each Person that is or becomes (i) a subsidiary of such Party, (ii) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any of such Party’s subsidiaries or affiliates (excluding any affiliated portfolio companies) or (iii) only upon prior written approval of E2open, a potential debt financing source to be used by Insight in connection with a potential negotiated transaction between the Parties, provided that any debt financing source enters into a confidentiality agreement with Insight that includes obligations relating to E2open’s Confidential Information that are at least as restrictive as the obligations in this Agreement (and providing that E2open shall be a third party beneficiary thereof). Representatives shall not include any potential principal, co-investor, co-bidder, provider of equity capital that is not any equity fund affiliated with Insight, any proposed joint buyer in a possible negotiated transaction with E2open or a debt financing source that is not pre-approved in writing by E2open.

(b) The term “Person,” as used in this Agreement, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority.

(c) The bold-faced captions appearing in this Agreement have been included only for convenience and shall not affect or be taken into account in the interpretation of this Agreement.

(d) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(e) By making Confidential Information or other information available to the Recipient or the Recipient’s Representatives, the Provider is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right. Neither the Recipient nor the Recipient’s Representatives shall file any patent application containing any claim to any subject matter derived from the Confidential Information of the Provider.

(f) To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any Confidential Information or any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the Parties have a commonality of interest with respect to such Confidential Information or action, suit, proceeding, investigation, arbitration or dispute and that it is the Parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Parties agree to take all measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

(g) It is acknowledged and agreed that Insight and its affiliates are involved in a variety of businesses and may have acquired (or invested in), or may acquire (or invest in), directly or indirectly, other businesses which do, or may, compete with E2open. For the avoidance of doubt, subject to compliance with the terms hereof, nothing in this Agreement is intended to limit Insight’s or its affiliates’ ability to acquire or invest in such other businesses.

(h) This Agreement constitutes the entire agreement between the Recipient and the Provider regarding the subject matter hereof and supersedes any prior agreement between the Recipient and the Provider regarding the subject matter hereof. The terms of this Agreement shall control over any additional purported confidentiality requirements imposed by any offering memorandum, web-based database or similar repository of Confidential Information to which the Recipient or any of its Representatives is granted access in connection with a transaction, notwithstanding acceptance of such an offering memorandum or submission of an electronic signature, “clicking” on an “I Agree” icon or other indication of assent to such additional confidentiality conditions, it being understood and agreed that the Recipient’s and its Representatives’ confidentiality obligations with respect to Confidential Information are exclusively governed by this Agreement and may not be enlarged except by a written agreement that is hereafter executed by each of the parties hereto.

(i) This Agreement shall continue in full force and effect for a period of two years from the effective date of this Agreement. Nothing herein is intended to limit or abridge the protection of trade secrets under applicable trade secrets law, and the protection of trade secrets by the Recipient shall be maintained as such until they fall into the public domain.

(j) The Recipient agrees not to export, directly or indirectly, any U.S. source technical data acquired from the Provider or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations.

(k) The Parties hereto confirm their agreement that this Agreement, as well as any amendment hereto and all other documents related hereto, including legal notices, shall be in the English language only.

(k) This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transaction or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

The parties have caused this Agreement to be executed as of November 26, 2014.

E2OPEN, INC.		INSIGHT VENTURE PARTNERS, LLC

By:	/s/ Peter Maloney	By:	/s/ Eric Goldstein
Title:	CFO	Title:	Deputy General Counsel / Chief Compliance Officer
Address: 4100 East Third Avenue, Suite 400 Foster City, CA 94404		Address: 1114 Avenue of the Americas New York, NY 10036

EXHIBIT A

PROVIDER CONTACT PERSON

E2OPEN:

MARK WOODWARD (CEO)

PETER MALONEY (CFO)

SCOTT MILLER (GENERAL COUNSEL)